Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) made as of this 23rd day of August, 2005 between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Employer”), and E. LEE WYATT, JR. (the “Employee”).

WHEREAS, the Employee currently serves as Executive Vice President, Chief Financial Officer and Treasurer of the Employer, and as an officer, director, manager and/or governor of numerous direct and indirect subsidiaries and affiliates of the Employer; and

WHEREAS, the Employer and the Employee are parties to an Employment Agreement dated as of November 4, 2004 (the “Employment Agreement”); and

WHEREAS, the Employee has notified the Employer that he desires to voluntarily resign his employment with the Employer in order to pursue other interests; and

WHEREAS, the Employer and the Employee desire to enter into this Agreement for the purpose of effecting an orderly resignation by the Employee of his officer, director and employment relationships with the Employer and the subsidiaries and affiliates of the Employer.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Resignation.

(a) The Employee hereby voluntarily resigns the following positions, such resignation to be effective 5:00 p.m., Eastern Time, on September 6, 2005 (the “Termination Date”): (i) Executive Vice President, Chief Financial Officer and Treasurer of the Employer; and (ii) officer, director, manager and/or governor of all direct and indirect subsidiaries of the Employer, as well as all affiliates of the Employer including, without limitation, North Point Imports LLC d/b/a North Point Volvo. If requested by the Employer, the Employee shall further evidence such resignations by executing formal resignation letters addressed to the Employer and such subsidiaries or affiliates.

(b) The Employer and the Employee acknowledge and agree that the Employee’s resignation pursuant to this Agreement constitutes a termination by the Employee “without cause” pursuant to paragraph 5(c) of the Employment Agreement.

(c) Notwithstanding the provisions of paragraph 6(a) of the Employment Agreement, (i) the Employer shall pay the Employee for his accrued vacation pay through the Termination Date, and (ii) if the Employee elects continued coverage under the Employer’s group medical and/or dental benefit plans for himself and/or his qualified dependants pursuant to COBRA, the Employer shall subsidize the costs of that continued COBRA coverage for a period of two (2) months following the termination of the Employee’s employment such that the Employee shall not be required to pay more for COBRA coverage during such two-month period than he would be required to pay if he were still an active employee of the Employer.

2. Retention as a Consultant.

(a) During the period commencing with the Termination Date and ending at 5:00 pm, Eastern Time, on April 30, 2006 (the “Consulting Term”), the Employer shall retain the Employee, and the Employee shall serve, as a consultant to the Employer. In such capacity, the Employee shall be available to the Employer and shall perform such consulting services, as the Chief Executive Officer or the President of the Employer shall reasonably request; provided, however, that such requested consulting services shall be reasonable in scope and shall be performed at reasonable times that do not interfere with Employee’s full-time employment responsibilities owed to his new employer.

(b) As compensation for his consulting services during the Consulting Term, the Employee shall receive a consulting fee of $12,500 per month, payable within ten business days following the completion of each calendar month during the Consulting Term. During the Consulting Term, the Employee will be reimbursed for all reasonable out-of-pocket business related expenses incurred by the Employee with the prior approval of the President of the Employer, in accordance with the policies, practices and procedures of the Employer in effect from time to time.

(c) During the Consulting Term, all outstanding stock options previously granted to the Employee pursuant to the Employer’s 1997 Stock Option Plan shall not be terminated and shall continue to vest, in accordance with such Plan and the terms of the applicable stock option agreements. All such stock options that vest prior to the expiration of the Consulting Term must be exercised by the Employee prior to the expiration of the Consulting Term, and all such stock options will expire immediately upon expiration of the Consulting Term in accordance with the terms of the Employer’s 1997 Stock Option Plan.

(d) Except as specifically provided in this Agreement, the Employee shall not be entitled to any benefits during the Consulting Term.

(e) The Employee acknowledges that the Restrictive Covenants contained in paragraphs 8 through 10 of the Employment Agreement shall continue to apply to the Employee during the Consulting Term and that, notwithstanding the provisions of the Employment Agreement, the “Restrictive Period” under the Employment Agreement shall not begin to run until the expiration of the Consulting Term.

(f) All taxes applicable to any amounts paid by the Employer to the Employee during the Consulting Term shall be paid by the Employee, and the Employer shall not withhold or pay any amount for federal, state or municipal income tax, social security, unemployment, workers compensation or any other tax or related tax or assessment.

(g) In the performance of his consulting services during the Consulting Term, the Employee acknowledges that he shall act solely as an independent contractor and nothing contained herein shall at any time be construed so as to create the relationship of employer and employee, partnership, principal and agent, or joint venturer, as between the Employer and the Employee.

3. Non-Disparagement. The Employer and the Employee each agree that, from the execution of this Agreement, they shall not, directly or indirectly, disparage the other party or his/its shareholders, directors, officers, representatives, agents, employees, heirs or family members, as applicable, and shall not, directly or indirectly, make any communication or comment, whether written or oral, which might cause injury or damage to the other party or his/its shareholders, directors, officers, representatives, agents, employees, heirs or family members, as applicable, or to their respective reputations.

4. General Release. In return for the mutual consideration specified in this Agreement, the Employer and the Employee each hereby release the other, and their respective shareholders, directors, officers, representatives, agents and employees, from any and all actions and causes of action, claims, demands and compensation whatsoever, arising out of the employment of the Employee by the Employer; provided, however, that this provision expressly shall not constitute a release of any continuing obligations of the Employee or the Employer pursuant to this Agreement, the Employment Agreement and any other existing written agreements between the Employee and the Employer.

5. Termination for Breach; Effect on Employment Agreement and Other Agreements.

(a) In the event of a material breach by any party hereto of this Agreement or the Employment Agreement, the non-breaching party shall be entitled to terminate this Agreement by notice to the breaching party in writing.

(b) Except as expressly modified herein, this Agreement shall have no effect on the Employment Agreement or any other existing written agreements between the Employee and the Employer, and all other terms and conditions of the Employment Agreement and such other agreements shall remain in full force and effect, without modification.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

SONIC AUTOMOTIVE, INC.

By:	/s/ Jeffrey C. Rachor
Name:	Jeffrey C. Rachor
Title:	President and Chief Operating Officer

/s/ E. Lee Wyatt, Jr.
E. Lee Wyatt, Jr.

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